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                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D. C. 20549

                                    FORM 8-K



                 Current Report Pursuant to Section 13 or 15(d)
                     of the Securities Exchange Act of 1934



Date of Report:    January 22, 1995




                            HEALTHSOUTH Corporation
                   ------------------------------------------
             (Exact Name of Registrant as Specified in its Charter)




       Delaware                     1-10315                 63-0860407
    ------------------             ---------               ------------
     (State or Other              (Commission            (I.R.S. Employer
Jurisdiction of Incorporation     File Number)          Identification No.)
     or Organization)



    Two Perimeter Park South
      Birmingham, Alabama                                      35243
 ----------------------------                              -------------
     (Address of Principal                                   (Zip Code)
      Executive Offices)



Registrant's Telephone Number,                              (205) 967-7116
   Including Area Code:



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Item 5.     OTHER EVENTS

         On January 22, 1995, HEALTHSOUTH Corporation, a Delaware corporation (the "Company"), entered into a Plan and Agreement of Merger with Surgical Health Corporation, a Delaware corporation ("SHC"), pursuant to which a wholly-owned subsidiary of the Company will be merged into SHC, with SHC to be the surviving corporation. Under the terms of the Plan and Agreement of Merger, SHC stockholders will be entitled to receive a fraction of a share of Company Common Stock for each share of SHC Capital Stock held by them. The estimated value of the transction, which will be accounted for as a tax-free pooling of interests, is approximately $155 million, based on the closing stock price for the Company on Friday, January 20, 1995. As a result of the Merger, the Company will acquire the SHC system of 36 outpatient surgery centers in 11 states. The consummation of the transaction is subject to the expiration or termination of the waiting period required under the Hart-Scott-Rodino Antitrust Improvements Act, and to certain other regulatory approvals. Subject to such approvals, the transaction is expected to close early in the second quarter of 1995, or as soon as practicable after the receipt of such approvals.






Item 7.    FINANCIAL STATEMENTS AND EXHIBITS

    (c)    Exhibits

           21. Form of press release issued by HEALTHSOUTH Corporation in connection with the above-described transaction.




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                                   SIGNATURES


         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:              January 31, 1995


                                                HEALTHSOUTH Corporation


                                       By        /s/ ANTHONY J. TANNER
                                          ------------------------------------
                                                  Anthony J. Tanner
                                      Executive Vice President - Administration
                                                and Corporate Secretary

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